EXHIBIT 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100, Houston, TX  77002
www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP Signs Definitive Agreement to Participate in Offshore Morocco Exploration Play

Houston, Texas, January 2, 2013 - Plains Exploration & Production Company (NYSE:PXP) ("PXP" or the "Company") today announces it has entered into a definitive agreement to participate in the significant and highly prospective exploration play offshore Morocco. Subject to customary closing conditions including the receipt of Moroccan governmental approvals, PXP will make a cash payment of $15 million to farm-in to Pura Vida Energy's (ASX:PVD) ("PVD") 75% working interest in the 2.7 million acre Mazagan permit area offshore Morocco. PXP will earn a 52% working interest and act as operator in exchange for funding 100% of the costs of certain specified exploration activities that will include a commitment to fund and drill two wells, and if agreed, various additional exploration operations subject to a maximum of $215 million. The first exploration well will primarily target the Toubkal prospect and is expected to be drilled in 2014.

The Mazagan permit area lies off the coast of Morocco in the Essaouira Basin and includes numerous Mid Miocene and Lower Cretaceous prospects identified based on recently reprocessed 3D seismic data. An independent resource assessment completed by DeGolyer and MacNaughton in September 2012 estimated the gross unrisked mean prospective recoverable resources at over 7 billion barrels, including the 1.5 billion barrel gross unrisked mean prospective recoverable resource Toubkal Mid Miocene prospect.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana, and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements.

These include statements regarding:

* reserve and production estimates,
* oil and gas prices,
* cash flow estimates,
* future financial performance,
* planned capital expenditures, and
* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as "proved reserves" under SEC definitions.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

# # #